Exhibit 3.5

CERTIFICATE OF ELIMINATION

OF SERIES C PREFERRED STOCK
OF
REVLON, INC.

(Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware)

Revlon, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify as follows:

First: Pursuant to the authority expressly vested in the Board of Directors of the Company (the "Board of Directors") by the provisions of the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the Board of Directors of the Company adopted resolutions creating and authorizing the issuance of a series of Preferred Stock consisting of 500 shares, which series was designated as Series C Preferred Stock (the "Series C Preferred Stock").

Second: None of the authorized shares of the Series C Preferred Stock is outstanding and none will be issued subject to the Certificate of the Designations, Powers, Preferences and Rights of the Series C Preferred Stock previously filed with respect to the Series C Preferred Stock.

Third: That, the Board of Directors of the Company, on February 11, 2004, duly adopted a resolution setting forth the proposed elimination of the Company's Series C Preferred Stock as follows:

"RESOLVED, that, (i) as of the date hereof, none of the authorized shares of the Series C Preferred Stock are outstanding and none will be issued subject to the Certificate of the Designations, Powers, Preferences and Rights of the Series C Preferred Stock (the "Series C Certificate of Designations") and (ii) the Series C Certificate of Designations be, and hereby is, cancelled, and any officer of the Company be, and each of them individually hereby is, authorized and directed, in the name and on behalf of the Company, with the assistance of counsel, to prepare, execute and deliver to the Secretary of State of the State of Delaware, a certificate of elimination with respect to the Series C Preferred Stock, as such officer shall in his or her discretion approve, such approval to be conclusively evidenced by the execution and delivery thereof, as required by the DGCL in order to effect the elimination of the Series C Preferred Stock, and any and all additional documents required to be filed therewith."

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination of the Series C Preferred Stock to be duly executed in its corporate name this 13th day of February, 2004.

REVLON, INC.

By: /s/Robert K. Kretzman

Name: Robert K. Kretzman

Title:	Executive Vice President, General Counsel and Chief Legal Officer